Oscar Health, Inc. ir.hioscar.com News Release

Oscar Health Announces Record Financial Results for First Half 2026 and Raises Full Year 2026 Outlook

New York, NY, August 6, 2026 – Oscar Health, Inc. (“Oscar” or the “Company”) (NYSE: OSCR) announced today its financial results for the second quarter ended June 30, 2026 and updates to its full year 2026 guidance.

“Oscar delivered record profitability in the first half of the year and we are raising our full-year 2026 guidance,” said Mark Bertolini, CEO of Oscar Health. “Our superior operating performance and execution against the fundamentals of our strategy are accelerating the individual market. More people are moving between full- and part-time jobs, gig work, and retirement – a shift AI will accelerate. A durable individual market gives them greater choice and will power the future of American healthcare. Oscar’s consumer products, disciplined pricing, and scalable technology platform will capture this opportunity and position us for long-term profitable growth.”

Second Quarter 2026 Financial Highlights

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except percentages)	2026	2025	2026	2025
Total revenue	$4,880,220	$2,863,945	$9,527,414	$5,910,208
Medical loss ratio (“MLR”)	79.2%	91.1%	75.0%	83.0%
Selling, general, and administrative (“SG&A”) expense ratio	14.2%	18.7%	14.7%	17.2%
Earnings (loss) from operations	$388,635	$(230,483)	$1,092,720	$66,640
Net income (loss) attributable to Oscar Health, Inc.	$361,808	$(228,361)	$1,040,804	$46,910
Adjusted EBITDA (1)	$415,349	$(199,404)	$1,142,421	$129,424
(1) Adjusted EBITDA is a non-GAAP measure. See “Key Operating and Non-GAAP Financial Metrics - Adjusted EBITDA” in this release for a reconciliation to net income, the most directly comparable GAAP measure, and for information regarding Oscar’s use of Adjusted EBITDA.

	As of June 30,
Effectuated Membership by Offering	2026	2025
Individual and Small Group (1)	2,963,002	2,017,058
Cigna+Oscar (2)	—	10,090
Total Members (3)	2,963,002	2,027,148
(1) Membership includes members enrolled through an Individual Coverage Health Reimbursement Arrangement (“ICHRA”). 2025 membership includes small group members. The Company no longer offers small group plans effective December 15, 2024.
(2) Represents total membership for our former co-branded partnership with Cigna. We did not renew the Cigna+Oscar Small Group arrangement after its initial term ended on December 31, 2024.
(3) Represents effectuated members. Effectuated members are those who are actively enrolled in one of our plans and whose required premium payments have either been made or are within the payment grace period. A member covered under more than one of our health plans counts as a single member for the purposes of this metric.

2026 Financial Guidance Summary

	Prior Full Year 2026 Outlook		Updated Full Year 2026 Outlook
(in thousands, except percentages)	Low	High	Low	High
Total Revenue (1)	$18.7 billion	$19.0 billion	$18.7 billion	$19.0 billion
Medical Loss Ratio (2)	82.4%	83.4%	81.5%	82.5%
SG&A Expense Ratio (3)	15.8%	16.3%	15.6%	16.1%
Earnings from Operations (4)	$250 million	$450 million	$500 million	$700 million
(1) Total revenue includes premium revenue (net of risk adjustment transfers), investment income, and other revenue. We believe total revenue is an important metric to assess the growth of our business, as well as the earnings potential of our investment portfolio.

(2) Medical loss ratio (MLR) is a metric used to calculate medical expenses as a percentage of net premiums before ceded quota share reinsurance. We believe MLR is an important metric to demonstrate the ratio of our costs to pay for the healthcare of our members to the net premiums before ceded quota share reinsurance.

(3) Selling, general, and administrative (SG&A) expense ratio is calculated as selling, general and administrative expenses as a percentage of total revenue (net of risk adjustment transfers). We believe the SG&A expense ratio is useful to evaluate our ability to manage our overall selling, general, and administrative cost base.

(4) Earnings from operations is the Company's total revenue less Total operating expenses. We believe earnings from operations is an important primary metric for assessing operating performance.

Oscar Health, Inc.
News Release

Second Quarter 2026 Key Metrics and Non-GAAP Financial Metrics

•Total revenue was approximately $4.9 billion for the second quarter of 2026 compared to $2.9 billion for the second quarter of 2025. The increase was driven by higher membership and rate increases, partially offset by an increase in the net risk adjustment transfer accrual.
•The medical loss ratio was 79.2% for the second quarter of 2026 compared to 91.1% for the second quarter of 2025, which included the entire first half impact of 2025 risk adjustment true-up driven by higher average market morbidity. The decrease was primarily driven by our disciplined pricing strategy and $164 million of favorable prior period reserve development.
•The SG&A expense ratio was 14.2% for the second quarter of 2026 compared to 18.7% for the second quarter of 2025. The decrease was primarily due to disciplined expense management, greater fixed cost leverage, and the impact of lower risk adjustment as a percentage of premium.
•Earnings from operations were $388.6 million for the second quarter of 2026 compared to a loss from operations of $230.5 million for the second quarter of 2025. The significant increase reflects strong operating performance driven primarily by improved underwriting performance and favorable prior period development.
•Net income attributable to Oscar Health, Inc. was $361.8 million, or $1.10 of diluted earnings per share, for the second quarter of 2026 compared to Net loss attributable to Oscar Health, Inc. of $228.4 million, or $(0.89) of diluted earnings per share, for the second quarter of 2025.
•Adjusted EBITDA was $415.3 million for the second quarter of 2026 compared to an Adjusted EBITDA loss of $199.4 million for the second quarter of 2025.

Oscar Health, Inc.
News Release

Quarterly Conference Call Details

Oscar will host a conference call to discuss its financial results today, August 6, 2026, at 8:00 a.m. (ET). Investors and other interested parties are invited to listen to the conference call by dialing 1-855-761-5600 and entering the following conference ID: 7768132. A live audio webcast will also be available via the Investor Relations page of Oscar’s website at ir.hioscar.com. A replay of the webcast will be available for on-demand listening shortly after the completion of the call, at the same web link, and will remain available for approximately 90 days.

Non-GAAP Financial Information

This release presents Adjusted EBITDA, a non-GAAP financial metric, which is provided as a complement to the results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of historical non-GAAP financial information to the most directly comparable GAAP financial measure is provided in the accompanying tables found at the end of this release. For more information regarding Adjusted EBITDA, please see “Key Operating and Non-GAAP Financial Metrics” below.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact contained herein are forward-looking statements. These statements include, but are not limited to, statements about our financial outlook and estimates, including Total revenue, Medical loss ratio, SG&A expense ratio, Earnings (loss) from operations, and other financial performance metrics, and the related underlying assumptions, our business and financial prospects, including management’s plans and objectives for future operations, expectations and business strategy, such as our 2026 margins and profitability, and industry and market dynamics and expected trends. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential,” or “continues” or the negative of these terms or other similar expressions. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict and generally beyond our control.

Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, there are or will be important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: our ability to execute our strategy and manage our growth effectively (including our ability to successfully integrate strategic acquisitions); our ability to retain and expand our member base; our ability to accurately estimate our incurred medical expenses or overall market morbidity, or effectively manage our medical costs or related administrative costs; unanticipated results of, or changes to, risk adjustment programs or our estimates thereof; evolving federal or state laws or regulations (including any changes in the interpretation or enforcement of existing laws and regulations), including changes with respect to the Patient Protection and Affordable Care Act (“ACA”) and any regulations enacted thereunder, the expiration of the enhanced Advanced Premium Tax Credits (“eAPTCs”), the implementation of new program integrity rules, including pursuant to the Notice of Benefit and Payment Parameters (“NBPP”) for policy year 2027, the potential funding of a cost-sharing reduction (“CSR”) program, or other government actions, such as the imposition of tariffs; our ability to achieve or maintain profitability in the future; our ability to arrange for the delivery of quality care and maintain good relations with brokers and the physicians, hospitals, and other providers within and outside our provider networks; our ability to comply with ongoing, complex and evolving regulatory requirements, including capital reserve and surplus requirements and applicable performance standards; changes or developments in the regulation of health insurance markets in the United States; our, or any of our vendors’, ability to comply with laws, regulations, and standards related to the handling of information about individuals or applicable consumer protection laws, including as a result of our participation in government-sponsored programs; the ability of our health insurance and Health Maintenance Organization (“HMO”) subsidiaries (collectively, “Health Insurance Subsidiaries”) to make payments of dividends or distributions to us, including to fund our business strategy; our ability to utilize quota share reinsurance to meet our capital and surplus requirements and protect against downside risk on medical claims; adverse market conditions resulting in our investment portfolio suffering losses or reducing our ability to meet our financing needs; unfavorable or otherwise costly outcomes of lawsuits, audits, investigations, and other third party claims that may arise from the extensive laws and regulations to which we are subject, such as fraud, waste and abuse laws; incurrence of data security breaches of our or our partners’ information and technology systems; heightened competition in the markets in which we participate; our ability to attract and retain qualified personnel; uncertainties associated with our utilization of certain artificial intelligence (“AI”) and machine learning models; our ability to detect and prevent material weaknesses or significant control deficiencies in our internal controls over financial reporting or other failure to maintain an effective system of internal controls; adverse publicity or other adverse consequences related to our dual class structure or “controlled company” status; and the other factors set forth under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (“SEC”), and our other filings with the SEC.

Oscar Health, Inc.
News Release

You are cautioned not to place undue reliance on any forward-looking statements made in this press release. Any forward-looking statement speaks only as of the date as of which it is made, and, except as otherwise required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise.

About Oscar Health

Oscar Health, Inc. is a leading healthcare technology company built on a full-stack platform and a relentless focus on member experience. Oscar Health helps make high-quality and affordable care more accessible for millions of people through Oscar’s Individual & Family plans and ICHRA solutions, Lucie Health Marketplace, and Trove Group. Consumers benefit from better choice, deeper engagement, and connection to high-value clinical care.

Investor Contact:
Chris Potochar
VP of Investor Relations
ir@hioscar.com

Media Contact:
Dalya Browne
Senior Director, External Communications
press@hioscar.com

Source: Oscar Health, Inc.

Oscar Health, Inc.
News Release

Oscar Health, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2026	2025	2026	2025
Revenue
Premium	$4,789,331	$2,803,444	$9,370,193	$5,799,265
Investment income	84,794	54,004	145,408	100,116
Other revenues	6,095	6,497	11,813	10,827
Total revenue	4,880,220	2,863,945	9,527,414	5,910,208
Operating Expenses
Medical	3,794,445	2,552,973	7,024,302	4,812,624
Selling, general, and administrative	691,080	534,485	1,397,314	1,017,244
Depreciation and amortization	6,060	6,970	13,078	13,700
Total operating expenses	4,491,585	3,094,428	8,434,694	5,843,568
Earnings (loss) from operations	388,635	(230,483)	1,092,720	66,640
Interest expense	4,709	5,847	10,092	11,841
Other expenses (income)	915	(2,794)	844	124
Earnings (loss) before income taxes	383,011	(233,536)	1,081,784	54,675
Income tax expense (benefit)	21,183	(5,045)	40,933	7,660
Net income (loss)	361,828	(228,491)	1,040,851	47,015
Less: Net income (loss) attributable to noncontrolling interests	20	(130)	47	105
Net income (loss) attributable to Oscar Health, Inc.	$361,808	$(228,361)	$1,040,804	$46,910

Earnings (loss) per Share
Basic	$1.20	$(0.89)	$3.47	$0.19
Diluted	$1.10	$(0.89)	$3.16	$0.17
Weighted Average Common Shares Outstanding
Basic	302,220	255,531	300,197	253,417
Diluted	333,432	255,531	331,292	270,244

Oscar Health, Inc.
News Release

Oscar Health, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands, except per share amounts)	June 30, 2026	December 31, 2025
Assets
Current Assets:
Cash and cash equivalents	$4,075,612	$2,774,151
Short-term investments	4,479,906	1,216,461
Accounts receivable (net of allowance for credit losses of $55,298 and $7,226)	380,057	362,682
Reinsurance recoverable	196,544	99,750
Receivables from CMS	180,750	136,029
Other current assets	60,317	24,331
Total current assets	9,373,186	4,613,404
Long-term investments	1,600,770	1,470,987
Property, equipment, and capitalized software, net	101,494	88,350
Restricted deposits	29,178	32,951
Other assets	122,134	119,719
Total assets	$11,226,762	$6,325,411

Liabilities and Stockholders' Equity
Current Liabilities:
Payables to CMS	$6,095,289	$2,730,095
Benefits payable	1,898,435	1,455,385
Accounts payable and other liabilities	525,709	507,325
Unearned premiums	167,505	166,203
Reinsurance payable	2,564	3,579
Total current liabilities	8,689,502	4,862,587
Long-term debt	431,629	430,095
Other liabilities	50,466	51,994
Total liabilities	9,171,597	5,344,676
Commitments and contingencies
Stockholders' Equity
Class A common stock ($0.00001 par value; 825,000 thousand shares authorized, 273,410 thousand and 261,851 thousand shares outstanding as of June 30, 2026 and December 31, 2025, respectively)	3	3
Class B common stock ($0.00001 par value; 82,500 thousand shares authorized, 35,224 thousand and 35,838 thousand shares outstanding as of June 30, 2026 and December 31, 2025, respectively)	—	—
Treasury stock (315 thousand shares as of June 30, 2026 and December 31, 2025)	(2,923)	(2,923)
Additional paid-in capital	4,316,831	4,256,972
Accumulated deficit	(2,253,630)	(3,294,434)
Accumulated other comprehensive income (loss)	(8,250)	18,030
Total Oscar Health, Inc. stockholders' equity	2,052,031	977,648
Noncontrolling interests	3,134	3,087
Total stockholders' equity	2,055,165	980,735
Total liabilities and stockholders' equity	$11,226,762	$6,325,411

Oscar Health, Inc.
News Release

Oscar Health, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended June 30,
(in thousands)	2026	2025
Cash Flows from Operating Activities:
Net income	$1,040,851	$47,015
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Change in provision for credit losses	48,072	(23,950)
Stock-based compensation expense	36,623	49,084
Depreciation and amortization expense	13,049	13,700
Amortization of debt issuance costs	2,163	389
Net accretion of investments	(15,285)	(15,667)
Deferred taxes	(7,731)	—
Net realized gain on sale of financial instruments	(1,732)	(131)
Changes in assets and liabilities:
(Increase) / decrease in:
Reinsurance recoverable	(96,794)	98,839
Accounts receivable	(65,448)	(51,666)
Receivables from CMS	(44,721)	(95,982)
Other assets	(26,660)	(26,512)
Increase / (decrease) in:
Payables to CMS	3,365,194	1,127,430
Benefits payable	443,050	194,902
Accounts payable and other liabilities	20,408	103,024
Unearned premiums	1,302	(4,900)
Reinsurance payable	(1,016)	(27,966)
Net cash provided by operating activities	4,711,325	1,387,609
Cash Flows from Investing Activities:
Sale of investments	983,943	15,761
Maturity and paydowns of investments	553,943	267,419
Change in restricted deposits	606	526
Purchase of investments	(4,942,801)	(607,838)
Purchase of property, equipment, and capitalized software	(20,556)	(18,303)
Net cash used in investing activities	(3,424,865)	(342,435)
Cash Flows from Financing Activities:
Proceeds from exercise of stock options and stock purchase agreement	29,904	29,295
Tax payments related to net settlement of share-based awards	(11,920)	(2,289)
Payments of debt issuance costs	(4,919)	—
Earn-out Liability Payout	(3,370)	—
Net cash provided by financing activities	9,695	27,006
Increase in cash, cash equivalents and restricted cash equivalents	1,296,155	1,072,180
Cash, cash equivalents, restricted cash and cash equivalents—beginning of period	2,804,123	1,551,118
Cash, cash equivalents, restricted cash and cash equivalents—end of period	4,100,278	2,623,298
Cash and cash equivalents	4,075,612	2,598,942
Restricted cash and cash equivalents included in restricted deposits	24,666	24,356
Total cash, cash equivalents and restricted cash and cash equivalents	$4,100,278	$2,623,298
Supplemental Disclosures:
Interest payments	$6,000	$11,360
Income tax payments	$1,107	$15,478

Oscar Health, Inc.
News Release

Key Operating and Non-GAAP Financial Metrics
We regularly review the following key operating and Non-GAAP financial metrics, to evaluate our business, measure our performance, identify trends in our business, prepare financial projections, and make strategic decisions. We believe these operational and financial measures are useful in evaluating our performance, in addition to our financial results prepared in accordance with GAAP.

Total Revenue
Total revenue includes premium revenue (net of risk adjustment transfers), investment income, and other revenues. We believe total revenue is an important metric to assess the growth of our business, as well as the earnings potential of our investment portfolio.

MLR
MLR is a metric used to calculate medical expenses as a percentage of net premiums before ceded quota share reinsurance. The impact of the federal risk adjustment program is included in the denominator of our MLR. We believe MLR is an important metric to demonstrate the ratio of our costs to pay for healthcare of our members to the net premium before ceded quota share reinsurance.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except percentages)	2026	2025	2026	2025
Net claims before ceded quota share reinsurance (A)	$3,794,445	$2,552,973	$7,024,302	$4,812,624
Net premiums before ceded quota share reinsurance (B)	$4,789,331	$2,803,444	$9,370,193	$5,799,265
Medical Loss Ratio (A divided by B)	79.2%	91.1%	75.0%	83.0%

SG&A Expense Ratio
The SG&A expense ratio reflects the Company’s selling, general, and administrative expenses, as a percentage of total revenue (net of risk adjustment transfers). We believe the SG&A expense ratio is useful to evaluate our ability to manage our overall selling, general, and administrative cost base.

Earnings (Loss) from Operations
Earnings (loss) from operations is the Company's total revenue less total operating expenses. We believe earnings (loss) from operations is an important primary metric for assessing operating performance.

Net Income (Loss) Attributable to Oscar Health, Inc.
Net income (loss) attributable to Oscar Health, Inc. is net earnings (loss) allocated to the Company after net income (loss) attributable to noncontrolling interests. It is a key indicator of the Company’s profitability and operational efficiency, allowing management to evaluate performance and make informed decisions on strategic planning, cost management, and resource allocation.

Oscar Health, Inc.
News Release

Adjusted EBITDA

Adjusted EBITDA is defined as Net income (loss) for the Company and its consolidated subsidiaries before interest expense, income tax expense (benefit), and depreciation and amortization, as further adjusted for stock-based compensation and other items that are considered unusual or not representative of underlying trends of our business, where applicable for the period presented. We present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. Adjusted EBITDA is a non-GAAP measure. Management believes that investors’ understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by our competitors, because not all companies and analysts calculate Adjusted EBITDA in the same manner.

By providing this non-GAAP financial measure, together with a reconciliation to the most comparable U.S. GAAP measure, Net income (loss), we believe we are enhancing investors’ understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as an alternative to, or a substitute for, net income (loss) or other financial statement data presented in our Condensed Consolidated Financial Statements as indicators of financial performance.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Net income (loss)	$361,828	$(228,491)	$1,040,851	$47,015
Interest expense	4,709	5,847	10,092	11,841
Other expenses (income)	915	(2,794)	844	124
Income tax expense (benefit)	21,183	(5,045)	40,933	7,660
Earnings (loss) from operations	388,635	(230,483)	1,092,720	66,640
Depreciation and amortization	6,060	6,970	13,078	13,700
Stock-based compensation (1)	20,654	24,109	36,623	49,084
Adjusted EBITDA	$415,349	$(199,404)	$1,142,421	$129,424
(1) Represents non-cash expenses related to equity-based compensation programs, which vary from period to period depending on various factors including the timing, number, and the valuation of awards. Additionally, these expenses are reported net of any stock-based compensation that has been capitalized for software development costs.

Oscar Health, Inc.
News Release

Appendix

Oscar Health, Inc.
News Release

Supplemental Financial Information

Premium

The Company records premium revenue net of premiums for reinsurance contracts accounted for under reinsurance accounting. The following table reconciles total reinsurance premiums ceded and reinsurance premiums assumed, which are included as components of total premium revenue in the Condensed Consolidated Statements of Operations:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Direct policy premiums	$5,666,469	$3,482,764	$11,696,744	$6,832,435
Risk adjustment transfers	(871,470)	(692,245)	(2,314,281)	(1,065,994)
Reinsurance premiums ceded	(4,989)	(2,690)	(10,607)	(5,232)
Assumed premiums (1)	(679)	15,615	(1,663)	38,056
Premium	$4,789,331	$2,803,444	$9,370,193	$5,799,265
(1) The Company did not renew the Cigna+Oscar Small Group arrangement with Cigna Health and Life Insurance Company after its initial term ended on December 31, 2024. Following termination, the Company has been providing transition and run-off services, and will continue to provide such services through December 31, 2026. The Company also continues to share in premiums and claims for plans sold or issued prior to December 15, 2024.

Medical Expenses

The Company records medical expenses net of reinsurance recoveries for reinsurance contracts accounted for under reinsurance accounting. The following table reconciles total medical expenses to the amount presented in the Condensed Consolidated Statements of Operations:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Direct claims incurred	$3,872,861	$2,562,117	$7,166,698	$4,830,401
Ceded reinsurance claims	(78,390)	(22,203)	(141,074)	(53,215)
Assumed reinsurance claims	(26)	13,059	(1,322)	35,438
Medical expenses	$3,794,445	$2,552,973	$7,024,302	$4,812,624

Risk Adjustment

The risk adjustment programs in the markets the Company serves are administered federally by CMS and are designed to mitigate the potential impact of adverse selection and provide stability for health insurers. Under these programs, each plan is assigned a risk score based upon demographic information and current year claims information related to its members. Plans with lower than average risk scores generally pay into the pool, while plans with higher than average risk scores generally receive distributions. The following table provides a rollforward of the Company’s beginning and ending risk adjustment receivable and payable balances for the six months ended June 30, 2026 and 2025:

	Six Months Ended June 30, 2026			Six Months Ended June 30, 2025
(in thousands)	Risk Adjustment Receivable	Risk Adjustment Payable	Net Risk Adjustment Payable	Risk Adjustment Receivable	Risk Adjustment Payable	Net Risk Adjustment Payable
Beginning balance (1)	$56,066	$2,587,700	$2,531,634	$64,779	$1,558,341	$1,493,562
Change in accrual:
Current year	$27,970	$2,401,634	$2,373,664	$33,303	$1,021,779	$988,476
Prior years (2)	11,719	(47,432)	(59,151)	(10,465)	67,067	77,532
Change in accrual, net	$39,689	$2,354,202	$2,314,513	$22,838	$1,088,846	$1,066,008
Ending balance:
Current year	$27,970	$2,401,634	$2,373,664	$33,303	$1,021,779	$988,476
Prior years	67,785	2,540,268	2,472,483	54,314	1,625,408	1,571,094
Ending balance	$95,755	$4,941,902	$4,846,147	$87,617	$2,647,187	$2,559,570
(1) The table includes risk adjustment data validation (“RADV”) receivables and payables. The balance at the beginning of each year presented pertains to prior policy years.
(2) Includes immaterial payments for prior policy years.